Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of February 5, 2019 (this "Amendment"), is among INFUSYSTEM HOLDINGS, INC., INFUSYSTEM HOLDINGS USA, INC., INFUSYSTEM, INC., FIRST BIOMEDICAL, INC., IFC LLC (collectively, the "Borrowers"), any other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the "Lender").

RECITAL

The Borrowers, any other Loan Parties party thereto, and the Lender are parties to a Credit Agreement dated as of March 23, 2015 (as amended or modified from time to time, the "Credit Agreement"). The Borrowers desire to amend the Credit Agreement, all as set forth herein, and the Lender is willing to do so in accordance with the terms hereof. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

ARTICLE 1.	AMENDMENTS TO CREDIT AGREEMENT

Upon the satisfaction of the conditions specified in Article 3 hereof, the Credit Agreement is amended as of the date hereof as follows:

1.1     The following definitions are hereby added to Section 1.01 of the Credit Agreement, in the appropriate alphabetical order thereto:

"Beneficial Ownership Certification" means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Fifth Amendment” means the Fifth Amendment to this Agreement among the parties hereto.

“Fifth Amendment Effective Date” means the effective date of the Fifth Amendment.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

1.2     The following definitions in Section 1.01 of the Credit Agreement are amended and restated as follows:

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

1.3     The definition of “EBITDA” in Section 1.01 of the Credit Agreement is amended by re-designating subsection (a)(vii) as subsection (a)(ix), and adding the following two new subsections (a)(vii) and (a)(viii) immediately prior thereto:

(vii) fees and charges in an aggregate amount not to exceed $250,000 and incurred prior to December 31, 2019 relating to Borrower’s integration of business previously served by another major provider of electric oncology pumps;

(viii) lease buyout expenses not to exceed (x) $100,000 incurred on or prior to December 31, 2018 and (y) $180,000 incurred after December 31, 2018 but on or prior to March 31, 2019; and

1.4     The first sentence of the definition of “Capital Expenditure Loan Commitment” in Section 1.01 of the Credit Agreement shall be restated as follows:

“Capital Expenditure Loan Commitment” means the aggregate commitment of the Lender to make the Capital Expenditure Loans, which aggregate commitment shall be Eight Million Dollars ($8,000,000) on the Fifth Amendment Effective Date.

1.5     The first sentence of the definition of “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement shall be restated as follows:

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures (it is acknowledged that, at all times, such unfinanced portion is either a deduction to EBITDA or, if unfinanced portion is ever interpreted to be a negative number, then zero), to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstandng the above, for the 2019 fiscal year only, the unfinanced portion of Capital Expenditures is calculated as unfinanced portion of Capital Expenditures minus up to $7,000,000 in unfinanced portion of Capital Expenditures made from cash on hand.

1.6     The definition of “Revolving Commitment” in Section 1.01 of the Credit Agreement is amended by replacing the reference therein to “$10,000,000” with “$11,000,000”.

1.7     The following is added to the end of Section 1.04 of the Credit Agreement:

Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.8     The following new Section 1.07 is added to the Credit Agreement:

SECTION 1.07. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event LIBOR is no longer available (or in certain other circumstances), Section 2.12(c) of this Agreement provides a mechanism for determining an alternative rate of interest. The Lender will notify the Borrower, pursuant to Section 2.12(c), in advance of any change to the reference rate upon which the interest rate of Eurodollar Loans is based. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative, successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

1.9      Section 2.04(b) shall be amended by replacing the reference therein to “$1,500,000” with “$3,000,000”.

1.10     Section 2.12 of the Credit Agreement is amended and restated as follows:

SECTION 2.12 Alternate Rate of Interest.

(a)     If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans (or Loan) included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone, fax or through an Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.

(b)      If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make, maintain, fund or continue Eurodollar Loans or to convert CBFR Borrowings to Eurodollar Borrowings will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from the Lender, either prepay or convert all Eurodollar Borrowings of the Lender to CBFR Borrowings, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c)      If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Lender and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for bank loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clauses (ii)(w), (ii)(x) or (ii)(y) of the first sentence of this Section 2.12(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.11     The following is added to the end of Section 3.11: “The Beneficial Ownership Certification and the information included therein provided on or prior to the Fifth Amendment Effective Date, and as updated from time to time in accordance with this Agreement, to the Lender in connection with this Agreement is accurate, complete and correct as of the Fifth Amendment Date and as of the date any such update is delivered, and the Borrower acknowledges and agrees that the Beneficial Ownership Certification is one of the Loan Documents.”

1.12     The following new Section 3.23 is added to the Credit Agreement:

SECTION 3.23. Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

1.13     The “; and” at the end of Section 5.01(g) is replaced with a semicolon, the period at the end of Section 5.01(h) is replaced with “; and” and the following new Section 5.01(i) is added thereafter:

(i) promptly following any request therefor, (x) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

1.14     Section 5.02(h) of the Credit Agreement is re-designated as Section 5.02(i) and the following new Section 5.02(h) is added immediately prior thereto:

(h) any change in the information provided in any Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification; and

1.15     Section 6.03(a) of the Credit Agreement is restated as follows:

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which a Borrower is the surviving entity, (ii) any Loan Party (other than any Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

1.16     Section 6.01(b) is restated as follows: “(b) Indebtedness existing on the Fourth Amendment Effective Date and set forth in Schedule 6.01 (excluding, however, following the making of the initial Loan hereunder, the Indebtedness to be repaid with the proceeds of such Loans as indicated on Schedule 6.01) and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

1.17     Section 6.01(e) of the Credit Agreement is restated as follows:

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness permitted under this clause (e) shall not exceed the sum of (x) $33,096.05 (which is the approximate aggregate outstanding principal amount of such Indebtedness as of December 31, 2018), as such existing amount may be reduced from time to time, plus (y) an additional amount of $2,025,000 incurred after December 31, 2018, as such amount may be reduced from time to time (and it is acknowledged that the amounts allowed under this clause (e) are based on the amount incurred).

1.18     The period at the end of Section 6.03(e) is replaced with “; and” and the following new Section 6.03(f) is added thereafter:

(f) No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Lender. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Lender as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

1.19     Section 6.12(a) is restated as follows:

(a) Leverage Ratio. The Borrowers will not permit the Leverage Ratio to exceed (i) 3.25 to 1.0 at any time on or after December 31, 2018 but prior to March 31, 2019, (ii) 3.75 to 1.0 at any time on or after March 31, 2019 but prior to June 30, 2019, (iii) 3.50 to 1.0 at any time on or after June 30, 2019 but prior to September 30, 2019, or (iv) 3.25 to 1.00 at any time on or after September 30, 2019.

1.20     Section 8.17 of the Credit Agreement is amended and restated as follows:

SECTION 8.17. No Fiduciary Duty, etc. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges their Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

ARTICLE 2.	REPRESENTATIONS

In order to induce the Lender to enter into this Amendment, each Borrower represents and warrants to the Lender that the following statements are true, correct and complete:

2.1     The execution, delivery and performance of this Amendment and the other Loan Documents executed in connection herewith are within its powers, have been duly authorized and are not in contravention with any law, or the terms of its Articles of Incorporation or By-laws, or any undertaking to which it is a party or by which it is bound.

2.2     Each of this Amendment and the other Loan Documents executed in connection herewith is valid and binding in accordance with its terms.

2.3     After giving effect to the amendments herein contained and the satisfaction of the conditions described in Article 3 below, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and no Default has occurred and is continuing.

ARTICLE 3.	CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following is satisfied:

3.1     The Borrowers and the Lender shall have executed this Amendment.

3.2     Each Loan Party shall deliver an officers’ certificate and resolutions satisfactory to the Lender.

3.3     The Borrowers shall have paid the Lender all fees and other amounts due and payable on or prior to the date hereof.

3.4     To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lender shall have received a Beneficial Ownership Certification in relation to the Borrower (provided that, upon the execution and delivery by Lender of its signature page to this Amendment, the condition set forth in this Section 3.4 shall be deemed to be satisfied).

3.5     Such other agreements and documents requested by the Lender shall have been delivered to the Lender, including without limitation any additional Collateral Documents requested by the Lender.

ARTICLE 4.	MISCELLANEOUS.

4.1     References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Amendment is a Loan Document.

4.2     Except as expressly amended hereby, each Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

4.3     Each Borrower represents and warrants that it is not aware of any claims or causes of action against the Lender or any of its affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Secured Obligations. Notwithstanding this representation and as further consideration for the agreements and understandings herein, each Borrower, on behalf of itself and its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the "Releasing Parties"), hereby releases the Lender and its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Released Parties”), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among, the Releasing Parties or any of them and the Released Parties or any of them.

4.4     This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment shall not be deemed to have otherwise prejudiced any present or future right or rights which the Lender now has or may have under the Credit Agreement or in any other Loan Document and, in addition, shall not entitle any Borrower to a waiver, amendment, modification or other change to, of or in respect of any provision of Credit Agreement or in any other Loan Document in the future in similar or dissimilar circumstances. This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by facsimile or other electronic imaging shall be effective as originals.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.

INFUSYSTEM HOLDINGS, INC.

By	/s/ Richard DiIorio
Name: Richard DiIorio
Title: President & CEO

INFUSYSTEM, INC.

By	/s/ Greg Schulte
Name: Greg Schulte
Title: Executive VP & CFO

FIRST BIOMEDICAL, INC.

By	/s/ Greg Schulte
Name: Greg Schulte
Title:Executive VP & CFO

IFC LLC

By	/s/ Greg Schulte
Name: Greg Schulte
Title: Executive VP & CFO

INFUSYSTEM HOLDINGS USA, INC.

By:	/s/ John W. Haggerty
Name: John Haggerty
Title: Senior VP, Biomedical Services & Logistics

JPMORGAN CHASE BANK, N.A.

By:	/s/ Cathy Smith
Name: Cathy Smith
Title: Senior Underwriter/VP